Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-263258

Supplement No. 2, dated November 7, 2023 to
Prospectus Supplement, dated March 3, 2022
(to Prospectus dated March 3, 2022)
Up to 15,000,000 Shares
Common Stock

This supplement (this “Supplement”) is being filed to update, amend and supplement certain information in the prospectus of Main Street Capital Corporation (the “Company”) dated March 3, 2022 (the “Prospectus”), as supplemented by that prospectus supplement dated March 3, 2022 (including any supplements thereto and the documents deemed incorporated by reference therein, the “Prospectus Supplement”) and from time to time including hereby, relating to the offer and sale of up to 15,000,000 shares of the Company’s common stock, par value $0.01 per share, from time to time (i) through the Sales Agents in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or similar securities exchange or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices or (ii) directly to one or more of the Sales Agents, as principal for its own respective account, at a price agreed upon at the time of sale (the “ATM Program”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus. This Supplement is only intended to update, amend and supplement certain information in the Prospectus Supplement to the extent set forth in the following paragraph. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect that, effective November 3, 2023, the Company and Comerica Securities, Inc. (“Comerica”) agreed to terminate the equity distribution agreement, dated March 3, 2022, between the Company and Comerica. Accordingly, following such termination each reference to the term “Sales Agent” or “Sales Agents” in the Prospectus Supplement is hereby amended to exclude Comerica.

Investing in our common stock involves a high degree of risk and should be considered highly speculative. See “Risk Factors” beginning on page S-8 of the Prospectus Supplement and page 9 of the accompanying Prospectus, in our most recently filed Annual Report on Form 10-K, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and under similar headings in the other documents that we file with the SEC on or after the date hereof and that are incorporated by reference into the Prospectus Supplement and the accompanying Prospectus, as further supplemented from time to time, before investing in our common stock.